Exhibit 99.1

Revlon Announces Changes to Chief Financial Officer Role

NEW YORK--(BUSINESS WIRE)--June 6, 2017--Revlon, Inc. (NYSE:REV) announced today that Mr. Juan Figuereo, Chief Financial Officer, is retiring from the Company. Mr. Figuereo joined Revlon in April 2016 and played a key role in the acquisition of Elizabeth Arden. With the acquisition complete and the integration now underway, Chris Peterson, Chief Operating Officer, Operations, who currently oversees the Company’s finance function, as well as supply chain and IT, will assume direct responsibility for the CFO role, effective immediately.

Prior to joining Revlon, Mr. Peterson served in a number of senior executive positions at Ralph Lauren Corporation, including most recently as its President, Global Brands, a position he held since 2015, as well as having served as its Chief Financial Officer from 2012 to 2015. In this role, Mr. Peterson was responsible for overseeing Ralph Lauren’s Global Brand Presidents, Investor Relations, Information Technology & Real Estate. From 2014 to 2015, Mr. Peterson was Executive Vice President, Chief Administrative Officer and Chief Financial Officer at Ralph Lauren and joined the company in 2012 as its Senior Vice President and Chief Financial Officer. Prior to joining Ralph Lauren, Mr. Peterson spent 20 years at The Procter & Gamble Company in management and financial leadership roles of increasing responsibility.

Commenting on today’s announcement, Mr. Garcia said, "I’d like to thank Juan for his contributions and leadership throughout the successful acquisition of Elizabeth Arden and the early stages of its integration. Our integration is on track and, as we have reported, exceeding our initial synergy expectations. We are excited to have Chris take on the CFO role in order to continue this momentum as we execute on our strategy to drive long-term growth.”

About Revlon, Inc.

Revlon has developed a long-standing reputation as a color authority and beauty trendsetter in the world of color cosmetics and hair care. Since its breakthrough launch of the first opaque nail enamel in 1932, Revlon has provided consumers with high quality product innovation, performance and sophisticated glamour. In 2016, Revlon acquired the iconic Elizabeth Arden® portfolio of brands, including its leading designer, heritage and celebrity fragrances. Today, the Revlon Beauty’s Group’s diversified portfolio of brands is sold in approximately 150 countries around the world in most retail distribution channels, including mass, salon and prestige. Revlon ranks among the top 20 global beauty companies, with product offerings in color cosmetics, skincare, hair color and care, beauty tools, men’s grooming products, anti-perspirant deodorants and other beauty care products fragrances under brands such as Revlon, Elizabeth Arden, Revlon ColorSilk, Revlon Professional, American Crew, Almay, Mitchum, Cutex, Elizabeth Taylor, Britney Spears, Juicy Couture, Curve, John Varvatos and Christina Aguilera. Please visit http://www.revlon.com for the latest news and information about Revlon and its brands.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and are subject to the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, statements as to the Company’s expectations and beliefs that: (i) our integration of Elizabeth Arden is on track and, as we have reported, exceeding our initial synergy expectations; and (ii) Chris is taking on the CFO role in order to continue this momentum as we execute on our strategy to drive long-term growth. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2017 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) difficulties with, delays in and/or the Company’s inability to achieve, in whole or in part, or within the expected timeframe, the benefits of the Elizabeth Arden integration synergy program, such as: (A) difficulties with, delays in and/or the Company’s inability to realize, in whole or in part, its expected synergies and cost reductions, such as due to the parties being unable to successfully implement integration strategies or realize the anticipated benefits of the acquisition; and/or (B) more than expected restructuring and related charges in connection with implementing the Elizabeth Arden integration; and/or (ii) difficulties with, delays in and/or the Company’s inability to execute its strategy and deliver long-term growth, such as due to unanticipated circumstances or results affecting the Company's financial performance, including decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty care products; adverse changes in foreign currency exchange rates; decreased sales of the Company's products as a result of increased competitive activities by the Company's competitors and/or decreased performance by third party suppliers; changes in consumer preferences, such as reduced consumer demand for the Company's products or lower than expected customer and/or consumer acceptance of the Company’s existing or new products; lower than expected results from the Company’s advertising, promotional, pricing and/or marketing plans; higher than expected sales returns related to any reduction of space and/or inventory management by the Company's customers; changes in consumer purchasing habits, including with respect to retailer preferences and/or among sales channels; and/or higher than expected synergy and integration program costs and expenses. Factors other than those listed above could also cause the Company’s results to differ from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

CONTACT:
Investor Relations:
Siobhan Anderson, 212-527-5230
or
Media Relations:
Pamela Gill Alabaster, 212-527-5863